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                                                              EXHIBIT 23.2

                 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-15933) and related Prospectus of MagneTek, Inc. for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our report dated August 20, 1996, except for the second paragraph of Note 4, as to which the date is September 16, 1996, with respect to the consolidated financial statements of MagneTek, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

St. Louis, Missouri
March 19, 1997